EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:       H. Irwin Levy
               nStor Technologies, Inc.
               Tel:  561-640-3100

                   nStor Announces the Passing of Its Chairman

     nStor Takes a Moment of Silence to Remember Maurice Halperin Carlsbad, CA - April 14, 2003 - nStor Technologies, Inc. (AMEX: NSO) regretfully announces the untimely passing of Maurice Halperin, Chairman of its Board of Directors.

     H. Irwin Levy, the Company's Chief Executive Officer, expressed his personal regrets over the loss of a long-time business associate of nStor. He stated that "Mr. Halperin's advice has been invaluable in supporting the Company over the years and he will be missed by our board and management from both a personal and business perspective." Mr. Halperin was 82 years old.

     The Company also announced that the Board of Directors has elected Mr. Levy, the former Chairman of the Board, to serve as its Chairman.

About  nStor
Headquartered in Carlsbad, California, nStor Corporation, Inc., a wholly owned subsidiary of nStor Technologies, Inc. (AMEX: NSO), designs, develops and manufactures external data storage solutions, including high density storage enclosures, storage management software and its recently announced Wahoo controller technology. The Company's product lines support a variety of operating systems including Windows NT, Windows 2000, UNIX, Macintosh and Linux. Designed for storage intensive environments and mission-critical applications, the Company's products are offered in various architectures including Fibre Channel, Fibre-to-SCSI and SCSI. nStor markets its products through a direct sales force and a global network of reseller and OEM partners. Additional information can be found by visiting nStor's web site at www.nstor.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimated," "project," "expect," "anticipate," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company's inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, outcome of litigation, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. nStor and StorView are registered trademarks of nStor Technologies, Inc.
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